Exhibit 4.29

LIMITED LIABILITY PARTNERSHIP

CONFORMED COPY

BRITISH ENERGY POWER AND ENERGY TRADING LIMITED

and

EGGBOROUGH POWER LIMITED

CAPACITY AND TOLLING AGREEMENT

THIS AGREEMENT is made on 30 September 2004.

BETWEEN:

(1)	BRITISH ENERGY POWER AND ENERGY TRADING LIMITED (registered number SC200887) whose registered office is at 3 Redwood Crescent, Peel Park, East Kilbride, G74 5PR (“BEPET”); and

(2)	EGGBOROUGH POWER LIMITED (registered number 3782700) whose registered office is at Barnett Way, Barnwood, Gloucester, Gloucestershire GL4 3RS (“EPL”).

WHEREAS:

(A)	EPL owns and operates the Station.

(B)	EPL is engaged in the business of generating, and BEPET is engaged in the business of trading in, electrical energy.

(C)	As part of the arrangements for the restructuring of British Energy plc and its principal subsidiaries and subject to the provisions of this Agreement:

(1)	EPL has agreed to make available to BEPET the BEPET Electricity, to operate the Station in accordance with BEPET’s instructions, to provide reasonable assistance to BEPET in connection with the sale, trade or other disposal by BEPET of electricity generated at the Station, to make available to BEPET any Additional Benefits, to pay or procure the payment of any income or other receivables payable to it under the Revenue Agreements to BEPET and to implement any Cost Saving Measures; and

(2)	BEPET has agreed to settle all Operating and Maintenance Costs as and when such Operating and Maintenance Costs become due and payable, to pay all EPL’s Corporation Tax as and when such Corporation Tax becomes due and payable, to make payments to EPL in respect of Capital Investment Works and to make available to EPL Approved Fuel for tolling through the Station.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Accounting Date” means, in respect of each Operating Year, the date on which the EPL Annual Accounts for that Operating Year are filed at Companies House.

“Accounts Agreement” has the same meaning as given to it in the Credit Agreement.

“Actual Operating and Maintenance Costs” means, in respect of any Operating Year, the Operating and Maintenance Costs incurred by EPL in that Operating Year as set out in the EPL Annual Accounts for that Operating Year.

“Additional Benefits” means any additional sources of income other than the Revenue Agreements that are or become available to EPL (including emission allowances, levy exemption certificates and/or renewable obligations certificates).

“Affiliate” means, in relation to any person, a subsidiary of that person or a holding company of that person or any other subsidiary of that holding company.

“Agent” has the same meaning as given to it in the Credit Agreement.

“Agreement” means this Agreement including the Recitals and Schedules hereto.

“Ancillary Services” has the same meaning as given to it in the Grid Code.

“Ancillary Services Agreement” means the Master Ancillary Services Agreement dated 28 January 2000 between NGC and EPL, together with any agreement ancillary or supplemental thereto.

“Annual Capital Investment Works Limit” means, in respect of each financial year, the aggregate of the amounts allocated to Capital Investment Works in that financial year and each of the previous financial years (if any), as set out in the Capital Investment Works Schedule.

“Annual Operating Plan” means, in respect of any Operating Year, the plan in accordance with which the Parties are to perform their obligations hereunder pursuant to Clause 5.

“Approved Fuel” means any fuel delivered by BEPET in accordance with this Agreement which has been accepted by EPL in accordance with Clause 6.

“Amendment and Restatement Agreement” has the same meaning as given to it in the Credit Agreement.

“Ash Marketing Agreements” means the ash marketing agreement between EPL and Hargreaves Coal Combustion Products Limited dated 3 February 2004, together with any other agreement for the sale or marketing of ash entered into by EPL from time to time.

“Asset Option Agreement” means the option agreement between the Security Trustee, EPL and BEPET dated on or about the date of this Agreement under which EPL grants an option to the Security Trustee to acquire the Business and the Station Assets (each as defined in that agreement).

“Balancing and Settlement Code” means the document of that name setting out electricity balancing and settlement arrangements established by NGC pursuant to its transmission licence.

“Banks’ Technical Adviser” has the same meaning as given to it in the Credit Agreement.

“BEPET Electricity” has the same meaning as given to it in Clause 5.8.

“BEPET Settled Amount” means on the settlement of a Payment Dispute that relates to any amount or part of any amount used in the calculation of the Monthly Closing Balance in favour of BEPET in accordance with Clause 11.1, the amount of such settlement.

“Break Date” means the earlier of:

(a)	31 March 2010; and

(b)	the date on which an Option is completed.

“British Energy plc” means the company of that name with registered number SC162273 and whose registered office is at 3 Redwood Crescent, Peel Park, East Kilbride, G74 5PR.

“Business Day” means a day other than a Saturday, Sunday or public holiday in England and Wales or Scotland.

“Capital Investment Works” means the capital investment works set out in the Capital Investment Works Schedule.

“Capital Investment Works Allowance” means, in respect of any Unit in any Operating Year, the number of Half Hour Periods set aside in the then prevailing Annual Operating Plan for EPL to carry out capital investment works (including any Capital Investment Works).

“Capital Investment Works Limit” means £68,058,000.

“Capital Investment Works Schedule” means the schedule agreed between EPL and BEPET prior to the Restructuring Date setting out the cost of capital investment works that EPL is required to carry out in the period prior to the Break Date as amended from time to time, provided that:

(a)	the Banks’ Technical Adviser has consented to any such amendment (such consent not to be unreasonably withheld or delayed); and

(b)	the aggregate cost of the capital investment works set out in the amended Capital Investment Works Schedule does not exceed the Capital Investment Works Limit.

“Change of Law” means the repeal, amendment, making or change in the judicial or administrative interpretation after the date of this Agreement of any applicable national, municipal or state statute, ordinance or other law (including Tax), regulation or by-law of England and Wales or any part thereof or the European Union or the change or introduction of any condition attaching to any Consent or of any Directive of a Competent Authority.

“Commencement Date” means the date on which the Condition Precedent is satisfied.

“Commercial Start Date” means 0000 hours on the Day following the Commencement Date.

“Competent Authority” means the Gas and Electricity Markets Authority, any court of competent jurisdiction and any local, national or supra-national agency, inspectorate, minister, ministry, official or public or statutory person (whether autonomous or not) of, or the government of, the United Kingdom or the European Union.

“Condition Precedent” means the condition set out in Clause 2 which is required to be satisfied in order for this Agreement to become unconditional.

“Consent” means any approval, authorisation, consent, exemption, filing, licence, order, permission, recording or registration necessary for the day-to-day operation of the Station and the performance by either Party of its obligations under this Agreement (and shall include any environmental consent relating to emissions of sulphur at the Station) and references to obtaining Consents shall be construed accordingly.

“Contract Period” means the period starting on the Commercial Start Date and ending at 2400 hours on the Expiry Date.

“Corporation Tax” means United Kingdom corporation tax or any tax of a similar nature replacing such corporation tax.

“Cost Saving Measures” means, without prejudice to EPL’s obligations under the Credit Agreement, any measures available to EPL, acting as a Reasonable and Prudent Operator, that may reduce the Operating and Maintenance Costs or improve EPL’s cashflow during the Contract Period.

“Credit Agreement” means the credit agreement originally dated 13 July 2000 as amended and restated on 8 September 2000, 24 October 2000, 12 December 2000, 5 February 2001 and on or about the date of this Agreement between, inter alios, the Agent, the Security Trustee and EPL.

“Creditor Restructuring Agreement” means the creditor restructuring agreement entered into on or about 30 September 2003 between, inter alios, British Energy plc, EPL and BEPET.

“CUSC” means the Connection and Use of System Code and related bilateral agreements governing the connection to and use of the NGC Transmission System.

“Day” means a calendar day.

“Day-Time” means, in respect of any Day in any Season, any one of the two periods identified as such in the then prevailing Annual Operating Plan.

“Defaulting Party” has the same meaning as given to it in Clause 14.

“Default Rate” means, in relation to any Day, the rate of 1% per annum above LIBOR.

“Deferred Shares” means shares, each of a nominal share value of £1 issued with no voting rights and on the following terms:

(a)	on return of capital, a right to the return of the amount paid up only and no right to share in any surplus;

(b)	the return of the amount paid up to be deferred until the return on each other share in EPL has been paid in full and has received a £1,000,000 per share liquidation surplus; and

(c)	a dividend right of £1 per annum per £1,000,000 of nominal share capital.

“Directive” means any directive, request, requirement, instruction, condition of or limitation in any necessary licence or authorisation, direction or rule of any Competent Authority (but only, if not having the force of law, if compliance with the Directive is a matter which EPL, acting as a Reasonable and Prudent Operator, necessarily complies with).

“ECVAA” has the same meaning as given to it in the Balancing and Settlement Code.

“Electricity Act” means the Electricity Act 1989.

“Electricity Delivery Point” means the electrical boundary as described in clause 6.1(i) of the Master Connection and Use of System Agreement.

“Encumbrance” means a mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, third-party right or interest, other encumbrance or security interest of any kind, or another type of preferential arrangement (including a title transfer or retention arrangement).

“EPHL” means Eggborough Power (Holdings) Limited whose registered number is SC201083 and whose registered office is at 3 Redwood Crescent, Peel Park, East Kilbride, G74 5PR.

“EPL Annual Accounts” means, in respect of each Operating Year, EPL’s audited financial statements for that Operating Year.

“EPL MVRN” means the Metered Volume Reallocation Notification submitted by BEPET as Metered Volume Reallocation Notification Agent to the ECVAA allocating 100% of the Metered Volume of BEPET Electricity to BEPET’s Production Energy Account.

“EPL Settled Amount” means on the settlement of a Payment Dispute that relates to any amount or part of any amount used in the calculation of the Monthly Closing Balance in favour of EPL in accordance with Clause 11.1, the amount of such settlement.

“Expert” means the person appointed in accordance with Clause 17.

“Expiry Date” means the earlier of the Break Date and the Termination Date.

“Finance Document” has same the meaning as given to it in the Credit Agreement and “Finance Documents” shall be construed accordingly.

“Finance Party” has the same meaning as given to it in the Credit Agreement and “Finance Parties” shall be construed accordingly.

“First Month” means the first Month of the Contract Period.

“Force Majeure” means an event the occurrence of which is beyond the control of the relevant Party acting as a Reasonable and Prudent Operator, and:

(a)	in the case of EPL, which has a material effect upon the Station and/or EPL’s ability to comply with its obligations under this Agreement; or

(b)	in the case of BEPET, which has a material effect upon BEPET’s ability to comply with its material obligations under this Agreement.

“Forecast Operating and Maintenance Costs” means, in respect of any period, the anticipated Operating and Maintenance Costs for that period which the Parties reasonably estimate will be included in the EPL Annual Accounts for such period, as set out in the then prevailing Station Operating Budget (as amended from time to time in accordance with Clause 5.4).

“Fuel Delivery Point” means, the customary unloading point for rail and/or truck deliveries (as applicable) of fuel at the Station as notified by EPL to BEPET from time to time.

“Gale Common” means the site known as Gale Common upon which ash is deposited from the Station and the Ferrybridge C coal fired station.

“Gale Common Escrow Agreement” means the deed of trust and escrow dated [•] between EPL and the Environment Agency.

“Gale Common Licence” means the waste management licence in respect of Gale Common granted to EPL by the Environment Agency.

“Gale Common Sharing Agreement” means the agreement for the sharing of the Gale Common ash site dated 31 March 1990 between PowerGen plc and National Power plc as novated on 9 May 2001 to EPL and Edison First Power Limited.

“Grid Code” means the code of that name issued by NGC pursuant to the terms of its transmission licence or any substitute code which NGC may issue for the development, maintenance and operation of the NGC Transmission System.

“Group” means British Energy Group plc, a company with registered number SC270184 whose registered office is at 3 Redwood Crescent, Peel Park, East Kilbride, G74 5PR, and its subsidiaries from time to time.

“Half Hour Period” means a period of 30 minutes ending on the hour or half hour.

“Incomplete Capital Investment Works” means, at any time, all Capital Investment Works that have been started but not completed at such time.

“Industry Documents” means any and all agreements regulating the generation, transmission, distribution and supply of electricity in England and Wales to which EPL is required to be a party, including the CUSC, the Grid Code and the Balancing and Settlement Code in each case as amended or modified or replaced from time to time.

“Insurances” has the same meaning as given to it in the Credit Agreement.

“LIBOR” means, in relation to any amount owed by a Party under this Agreement on which interest for a given period is to accrue, the rate per annum at which Barclays Bank PLC was offering prime banks in the London interbank market deposits in Pounds Sterling for such period as of 11.00 am on the date falling two Business Days prior to such period.

“Master Connection and Use of System Agreement” shall have the meaning given in the Balancing and Settlement Code.

“Maximum Generating Capacity” means, in respect of any Unit, the maximum physical gross/net generating capacity in MW of such Unit, as set out in Schedule 1 or agreed or determined from time to time in accordance with Clause 5.3(h).

“Metered Volume” has the same meaning as given to it in the Balancing and Settlement Code.

“Metered Volume Reallocation Notification” has the same meaning as given to it in the Balancing and Settlement Code.

“Metered Volume Reallocation Notification Agent” has the same meaning as given to it in the Balancing and Settlement Code.

“Month” means a period commencing at 0000 hours on the first Day of a calendar month and ending at 2400 hours on the last Day of that calendar month, provided that:

(a)	the First Month shall commence on the Commercial Start Date; and

(b)	the last Month shall end at 2400 hours on the Expiry Date.

“Monthly Closing Balance” means for each Month during the Contract Period, the sum of:

(a)	except in the case of the First Month, the Monthly Closing Balance for the previous Month;

(b)	any amount invoiced by EPL in that Month in accordance with Clause 9.2(a);

(c)	the amounts invoiced by EPL in respect of Forecast Operating and Maintenance Costs for that Month in accordance with Clause 9.2; and

(d)	any EPL Settled Amount,

less

(a)	any amount set out in any credit note issued by EPL in that Month in accordance with Clause 9.2(b);

(b)	the aggregate of the Operating and Maintenance Costs that BEPET has settled directly for and on behalf of EPL in that Month in accordance with Clause 8; and

(c)	any BEPET Settled Amount.

“MWh” means megawatt hour.

“NGC” means National Grid Transco plc whose registered number is 4031152 and whose registered office is at 1-3 Strand, London, WC2N 5EH and shall, for the purposes of this Agreement, be deemed to include any person replacing National Grid Transco plc as operator of the national electricity transmission system from time to time.

“NGC Transmission System” has the same meaning as given to it in the Grid Code.

“Night-Time” means, in respect of any Day in any Season, the period identified as such in the then prevailing Annual Operating Plan.

“Non-Defaulting Party” means the Party which is not the Defaulting Party.

“Non-Working Day” means, in respect of any Unit in any Season, any Day identified as such in the then prevailing Annual Operating Plan.

“Notification” has the same meaning as given to it in Clause 5.

“Operating Half Hour Periods” means, in respect of any Unit, any Half Hour Period which is not part of the Planned Maintenance Allowance, the Capital Investments Works Allowance and/or the Unplanned Outages Allowance.

“On-Site Supply Agreements” means the agreements in force as at the date of this Agreement between EPL ****************************************************** relating to the electrical connection and the direct supply of electricity from the Station to their respective facilities as amended or renegotiated from time to time and the guarantee dated 23 October 1998 by ************************ in respect thereof.

“Operating and Maintenance Costs” means in respect of any period, the aggregate of the following costs incurred by EPL during that period to the extent that such costs relate exclusively to the operation and maintenance of the Station and/or Gale Common in accordance with the provisions of this Agreement:

(a)	staff costs of EPL employees and employees of the Group based at the Station, including wages and salaries, social security costs, costs of employee and former EPL employee claims relating to industrial disease or personal injury, and other employer pension contributions to the extent such contributions are due and payable by EPL in accordance with the rules of the British Energy Combined Group of the Electricity Supply Pension Scheme (the “Scheme”), provided that for these purposes it shall be assumed that any contributions that become payable under the Scheme to deal with a

**** indicates material omitted and filed separately with the Commission.

funding deficit following an actuarial valuation are spread over a maximum period of 20 years (or such shorter period as may be certified by the Scheme actuary as the maximum permitted period) but excluding any liabilities incurred by EPL in connection with any litigation, tribunal proceedings or other such proceedings relating to the dismissal or contract termination of any member of staff unless otherwise agreed between EPL and BEPET at the time;

(b)	the cost of raw materials and other consumables acquired by EPL with the prior approval of BEPET (other than Approved Fuel);

(c)	the costs of handling Approved Fuel and raw materials and other consumables acquired by EPL;

(d)	the costs of disposal of waste products produced by the Station, including ash handling, management and other costs associated with Gale Common;

(e)	the cost of services acquired by EPL, including those provided by the Group;

(f)	any costs relating to the Industry Documents or the Gale Common Escrow Agreement, including the cost of the provision of security to be maintained by EPL under the Industry Documents or the Gale Common Escrow Agreement;

(g)	all premiums and excesses incurred under the Insurances;

(h)	all Taxes (other than Corporation Tax) to which the Site and/or Gale Common are subject;

(i)	any reimbursement in respect of stamp duty or stamp duty land tax that EPL is required to pay to the Buyer (as defined in the Asset Option Agreement) in accordance with Clause 30.1 of the Asset Option Agreement;

(j)	overhaul costs to the extent necessary to obtain a statutory certificate for operation;

(k)	revenue expenditures (including non-routine revenue expenditures) to maintain and repair existing plant, machinery, equipment and those interconnects owned by EPL;

(l)	any fines and reasonable costs and expenses of EPL’s legal advisers;

(m)	funding obligations of EPL under the Industry Documents or the Gale Common Escrow Agreement (including the provision of cash collateral);

(n)	such other amounts as BEPET and EPL agree in writing as representing Operating and Maintenance Costs;

(o)	any fees, costs and/or expenses payable by EPL to the Finance Parties in accordance with the terms and conditions of the Finance Documents; and

(p)	any other costs incurred by EPL during the Contract Period to the extent that such costs relate exclusively to the operation and maintenance of the Station and/or Gale Common in accordance with the provisions of this Agreement, provided that such aggregate costs shall exclude at all times:

(a)	any VAT payable on the costs listed in Paragraphs (a) to (n) above except to the extent such VAT is irrecoverable;

(b)	any capital investments works (including Capital Investment Works) and any other costs of a capital nature (other than non-routine revenue expenditures);

(c)	all depreciation, obsolescence charges and other amounts written off tangible and intangible fixed assets;

(d)	any costs related to the Restructuring;

(e)	any other non-cash costs; and

(f)	save as set out in Paragraph (p) above, any and all amounts due and payable by EPL to the Finance Parties under the Credit Agreement or any other Finance Document.

“Operating Year” means, in the case of the first Operating Year, the period commencing on the Commercial Start Date and ending at 2400 hours on 31 March 2005 and, in the case of each subsequent Operating Year, the period commencing at 0000 hours on 1 April in any calendar year and ending at 2400 hours on 31 March in the following calendar year or, in the case of the last Operating Year, at 2400 hours on the Expiry Date.

“Option” means an option granted under the Asset Option Agreement or the Share Option Agreement.

“Party” means a party to this Agreement.

“Payee” has the same meaning as given to it in Clause 12.

“Payer” has the same meaning as given to it in Clause 12.

“Payment Dispute” has the same meaning as given to it in Clause 11.1.

“Permitted Encumbrance” means any Encumbrance over the Approved Fuel:

(a)	arising under the Restructuring Documents; or

(b)	arising under, or permitted by, the Finance Documents.

“Planned Maintenance” means, in respect of any Unit in any Operating Year, the maintenance works planned to be undertaken by EPL in accordance with the then prevailing Annual Operating Plan.

“Planned Maintenance Allowance” means, in respect of any Unit in any Operating Year, the number of Half Hour Periods set aside in the then prevailing Annual Operating Plan for EPL to carry out Planned Maintenance.

“Production Energy Account” has the same meaning as given to it in the Balancing and Settlement Code.

“Profile Notice” means a notice of physical plant availability on Half Hour Period by Half Hour Period basis substantially in the form of Schedule 3.

“Reasonable and Prudent Operator” means a person acting in good faith, with the intention of performing its contractual obligations (disregarding the existence of the Share Option Agreement or the Asset Option Agreement) and who in so doing, and in the general conduct of its undertaking, exercises that degree of skill, diligence, prudence and foresight which would reasonably and ordinarily be exercised by a skilled and experienced person complying with applicable law and the Industry Documents engaged in the same type of undertaking in similar conditions and circumstances and taking into account (where applicable) the Station Technical Parameters, the Insurances and any warranties given by third parties in relation to the Station.

“Recipient” has the same meaning as given to it in Clause 12.

“Reimbursed Party” has the same meaning as given to it in Clause 12.

“Relevant Event” has the same meaning as given to it in Clause 19.

“Restatement Date” has the same meaning as given to it in the Amendment and Restatement Agreement.

“Restructuring” has the same meaning as given to it in the Creditor Restructuring Agreement.

“Restructuring Date” has the same meaning as given to it in the Creditor Restructuring Agreement.

“Restructuring Documents” has the same meaning as given to it in the Creditor Restructuring Agreement.

“Revenue Account” has the same meaning as given to it in the Accounts Agreement.

“Revenue Agreements” means the Ancillary Services Agreement, the Gale Common Sharing Agreement, the Ash Marketing Agreements and the On-Site Supply Agreements together with any other agreements entered into by EPL from time to time with the prior written consent of BEPET pursuant to which EPL receives income.

“Season” means, in respect of any Operating Year, any one of the three periods identified as such in the then prevailing Annual Operating Plan.

“Seasonal Availability Profile” means, in respect of any Unit in any Season, the profile showing the number of Operating Half Hour Periods in each of Day-Time and Night-Time on each Working Day and Non-Working Day for such Unit in such Season, as set out in the then prevailing Annual Operating Plan.

“Security Documents” has the same meaning as given to it in the Credit Agreement.

“Security Trustee” means Barclays Bank PLC acting in its capacity as trustee for the Finance Parties.

“Settled Amount” means an EPL Settled Amount and/or a BEPET Settled Amount.

“Settlement Date” means the date on which an EPL Settled Amount or BEPET Settled Amount is finally agreed by the Parties or determined by the Expert in accordance with Clause 11.1.

“Share Option Agreement” means the option agreement between the Security Trustee, EPHL, EPL and BEPET dated on or about the date of this Agreement under which EPHL grants an option to the Security Trustee to acquire the Option Shares (as defined in that agreement).

“Site” means the freehold land on which the Station is located.

“Station” means the coal fired power station located at Eggborough, Yorkshire with a capacity of approximately 2000MW and includes all plant, machinery, equipment and those interconnects owned by EPL.

“Station Operating Budget” means, in respect of any Operating Year, the anticipated Operating and Maintenance Costs for that Operating Year which the Parties reasonably estimate will be included in the EPL Annual Accounts for such Operating Year, as set out in the then prevailing Annual Operating Plan.

“Station Technical Parameters” means the technical operating parameters of the Station set out in Schedule 4 or as may otherwise be agreed from time to time between EPL and BEPET.

“Supplier” has the same meaning as given to it in Clause 12.

“Target Annual Station Availability” means, in respect of any Operating Year, the total anticipated availability of the Station in MWh during such Operating Year as determined in accordance with Clause 5.3 and set out in the then prevailing Annual Operating Plan.

“Target Annual Unit Availability” means, in respect of any Unit in any Operating Year, the total anticipated availability of such Unit in MWh during such Operating Year as determined in accordance with Clause 5.3 and set out in the then prevailing Annual Operating Plan.

“Taxes” shall mean any present or future tax, levy, impost, duty, or deduction of a fiscal nature and whatever called by a Competent Authority and on whomsoever imposed, levied, collected, withheld or assessed in the UK.

“Termination Date” means the date on which this Agreement terminates in accordance with Clause 14.

“Termination Notice” has the same meaning as given to it in Clause 14.

“Trading Charges” has the same meaning as given to it in the Balancing and Settlement Code.

“Transaction” has the same meaning as given to it in Clause 5.

“Unit” means any of the four generating units at the Station.

“Unplanned Outages” means, in respect of any Unit in any Operating Year, the number of Half Hour Periods in which EPL is unable to or is prohibited from exporting any quantity of electricity to the Electricity Delivery Point.

“Unplanned Outages Allowance” means, in respect of any Unit in any Operating Year, the number of Half Hour Periods set aside in the then prevailing Annual Operating Plan for Unplanned Outages.

“VAT” means value added tax as imposed by the Value Added Tax Act 1994 and legislation supplemental thereto, and includes any other tax of a similar fiscal nature imposed instead of, or in addition to, such tax.

“VAT Element” has the meaning given in Clause 12.

“Wilful Default” means an intentional and/or reckless disregard by a Party of an obligation under this Agreement.

“Working Day” means, in respect of any Unit, any Day identified as such in the then prevailing Annual Operating Plan.

1.2	Interpretation

In this Agreement unless expressly stated otherwise:

(a)	references to the singular shall include references to the plural and vice versa, words importing one gender include all genders and words denoting natural persons shall include corporations and any other legal entity and vice versa;

(b)	a reference to a “Party” or a “person” shall be construed so as to include its successors in title, permitted assignees and permitted transferees;

(c)	a “person” means any individual, company, corporation, firm, partnership, joint venture, association, organisation, trust, state or agency of a state (in each case, whether or not having separate legal personality);

(d)	“Pounds Sterling” and “£” means the lawful currency at the date of this Agreement of the United Kingdom of Great Britain and Northern Ireland;

(e)	references to a time of day shall be construed in accordance with the Interpretation Act 1978;

(f)	unless the context otherwise requires, references to a particular Clause, Paragraph or Schedule shall be references to that Clause, Paragraph or Schedule in, or to, this Agreement;

(g)	any references to this Agreement or any other agreement or document is a reference to this Agreement or that agreement or document, as the case may be, as amended, modified, suspended, supplemented, assigned or novated from time to time and includes a reference to any agreement or document which amends, modifies, suspends, is supplemental to, assigns, novates, or is entered into, made or given pursuant to or in accordance with any terms of this Agreement or that agreement or document, as the case may be;

(h)	any reference, express or implied, to an enactment includes reference to:

(i)	that enactment as amended, extended or applied by or under any other enactment (before or after the date of this Agreement);

(ii)	any enactment which that enactment re-enacts (with or without modification); and

(iii)	any subordinate legislation made (before or after the date of this Agreement) under that enactment, as amended, extended or applied as described in Paragraph (i) above, or under any enactment referred to in Paragraph (ii) above;

(i)	references to the word “include” or “including” are to be construed without limitation;

(j)	the expressions “holding company” and “subsidiary” shall have the same meanings as given to them by Section 736 of the Companies Act 1985 as amended by Section 144 of the Companies Act 1989;

(k)	the headings are inserted for convenience only and are to be ignored for the purposes of construction; and

(l)	a person who is not a party to this Agreement may not enforce its terms under the Contracts (Rights of Third Parties) Act 1999.

2.	CONDITION PRECEDENT AND TERM

2.1	Condition Precedent

The provisions of this Agreement shall only become effective on the occurrence of the Restatement Date.

2.2	Term

This Agreement shall be effective from (and including) the Commencement Date and shall continue in full force and effect until (and including) the Expiry Date.

3.	REPRESENTATIONS AND WARRANTIES

3.1	Mutual Representations and Warranties

Each Party represents and warrants to the other that at the date of this Agreement:

(a)	it is duly incorporated and has full power and authority to execute and deliver this Agreement and perform the same;

(b)	the entering into, delivery and performance by it of this Agreement is within its powers, has been duly authorised by all necessary action on its part and so far as it is aware does not, and will not, violate any provision of law or any rule, regulation, order, writ, judgment, decree or other determination presently in effect applicable to it or any contract to which it is a party or its governing documents; and

(c)	this Agreement constitutes a legal, valid and binding act and obligation of it, enforceable against it in accordance with its terms (subject to applicable laws affecting creditors’ rights generally).

3.2	EPL Representation and Warranty

EPL represents and warrants to BEPET that as at the date of this Agreement it holds all Consents necessary to enable it to observe and perform its obligations under, and in accordance with, this Agreement.

3.3	Repetition of Representations and Warranties

Each of the representations and warranties set out in Clauses 3.1 and 3.2 will be deemed to be repeated on the Commercial Start Date by reference to the then existing circumstances save in so far as the representations and warranties under Clause 3.1 are untrue as a result of a Change of Law.

4.	AGREEMENT FOR TOLLING, GENERATION AND SALE

4.1	General

Subject to, and in accordance with, the other provisions of this Agreement, with effect on and from the Commercial Start Date and thereafter during the Contract Period:

(a)	EPL shall:

(i)	operate and maintain the Station in accordance with the standards of a Reasonable and Prudent Operator;

(ii)	make the Station available to BEPET for the generation, transmission and sale of BEPET Electricity;

(iii)	use Approved Fuel solely for the purpose of generating electricity at the Station and then transmit the same to the Electricity Delivery Point or otherwise in accordance with the Revenue Agreements;

(iv)	subject to and in accordance with the Industry Documents and in so far as it is able to do so as a generator with no trading capability, provide all reasonable assistance to BEPET in connection with the sale, trade or other disposal by BEPET of such electricity as may be generated from time to time at the Station;

(v)	subject to and in accordance with the Industry Documents, make available any Additional Benefits to BEPET and, in so far as it is able to do so, provide all reasonable assistance to BEPET in connection with the realisation of any Additional Benefits;

(vi)	pay or procure the payment of any income or other receivables received by it under the Revenue Agreements to BEPET; and

(vii)	identify and implement any Cost Saving Measures, and

(b)	BEPET shall in consideration for the above:

(i)	settle all Operating and Maintenance Costs as and when such Operating and Maintenance Costs become due and payable;

(ii)	pay all EPL’s Corporation Tax as and when such Corporation Tax becomes due and payable;

(iii)	make payments to EPL in respect of Capital Investment Works; and

(iv)	make available to EPL Approved Fuel for tolling through the Station.

4.2	Exclusivity

(a)	BEPET acknowledges the existence of the Revenue Agreements and the Industry Documents and agrees that its entitlement to sell, trade or dispose of electricity generated at the Station shall at all times be subject thereto.

(b)	Other than in accordance with the Revenue Agreements and the Industry Documents, EPL undertakes that it shall not make capacity in the Station available to any person other than BEPET (unless expressly instructed to do so by BEPET).

4.3	Revenue Agreements and Industry Documents

(a)	Subject to EPL’s obligations under the Credit Agreement, EPL shall at all times during the Contract Period:

(i)	comply with the Revenue Agreements, the Industry Documents and all Consents necessary to enable it to observe and perform its obligations under, and in accordance with, this Agreement;

(ii)	if requested by BEPET, enforce its rights under the Revenue Agreements and the Industry Documents in accordance with the terms thereof and (except to the extent the same is caused by any act or omission by BEPET in breach of its obligations under this Agreement or as required by a Change of Law) not do, or voluntarily omit to do, anything that would cause any such agreements to be amended, terminated or suspended where such amendment, termination or suspension would result in EPL being unable to comply with any obligation to BEPET hereunder, provided always that BEPET shall reimburse EPL’s reasonable costs and expenses incurred pursuant to this Clause 4.3(a)(ii); and

(iii)	promptly pay, or procure the payment of, any income or other receivables payable to EPL under or in connection with each of the Revenue Agreements directly to BEPET or into the Revenue Account.

(b)	BEPET may negotiate and conclude for its own benefit any amendment to the Revenue Agreements and/or any new Revenue Agreement. EPL shall accept and/or execute any such amendment to a Revenue Agreement and/or new Revenue Agreement.

5.	OPERATION, MAINTENANCE AND OUTAGES

5.1	General

Subject to Clauses 5.7 and 5.8(e) EPL, acting as a Reasonable and Prudent Operator, shall or shall procure that a third party shall, throughout the Contract Period:

(a)	operate the Station in accordance with:

(i)	BEPET’s instructions given pursuant to this Clause 5 and Clause 5.6(b); and

(ii)	NGC’s instructions given under the Industry Documents.

(b)	maintain the Station in good and sufficient working order and condition in accordance with this Agreement.

5.2	Annual Operating Plan

The Annual Operating Plan shall set out for the relevant Operating Year:

(a)	a summary of the anticipated operating regime of the Station (subject to Clause 5.3(c));

(b)	the Station Operating Budget;

(c)	the Capital Investment Works Allowance, the Planned Maintenance Allowance and the Unplanned Outages Allowance;

(d)	the Target Annual Unit Availability and the Target Annual Station Availability;

(e)	the Planned Maintenance for such Operating Year and the two (2) subsequent Operating Years;

(f)	the timing and duration of Seasons and the designation of Working Days and Non-Working Days in each Season; and

(g)	the timing of Planned Maintenance.

5.3	Determination of Annual Operating Plans

(a)	The Annual Operating Plan for the first Operating Year following the Restructuring Date will be prepared on or before the Restructuring Date and shall be substantially in the form set out in Schedule 1. In the event that the Commercial Start Date does not occur on the day immediately after the Restructuring Date, the Parties shall agree such amendments to such Annual Operating Plan as may be reasonable to reflect the revised Commercial Start Date. If the Parties are unable to agree such amendments, the matter shall be referred to an Expert in accordance with Clause 17. Subsequent Annual Operating Plans shall be determined in accordance with the remaining provisions of this Clause 5.3.

(b)	No later than two (2) Months in advance of the commencement of each Operating Year (except for the first Operating Year), the Parties shall meet in order to agree the Annual Operating Plan for such Operating Year in accordance with this Clause 5.3.

(c)	The summary of the anticipated operating regime of the Station shall be agreed between the Parties as an informal indication of their mutual understanding for the relevant Operating Year, provided that if they are unable to agree such summary, then, notwithstanding Clause 5.2(a), it shall be omitted from the Annual Operating Plan.

(d)	The Station Operating Budget shall reflect EPL’s anticipated Operating and Maintenance Costs for the relevant Operating Year (and each of the two (2) subsequent Operating Years) which the Parties reasonably estimate will be included in the EPL Annual Accounts for such Operating Year (and each of the two (2) subsequent Operating Years).

(e)	If the Parties fail to agree the Station Operating Budget by no later than thirty (30) Days prior to the first Business Day of the relevant Operating Year, they shall refer the matter to an Expert in accordance with Clause 17. Pending such determination, the Station Operating Budget for the previous Operating Year shall be adopted for such Operating Year.

(f)	The Capital Investment Works Allowance, the Planned Maintenance Allowance, and the Unplanned Outages Allowance for each Unit in any Operating Year shall, in each case, be the best estimate of the Parties (or, in the absence of agreement, of BEPET acting as a Reasonable and Prudent Operator) of the number of Half Hour Periods attributable to Capital Investment Works, Planned Maintenance and Unplanned Outages, as the case may be, in respect of each Unit in that Operating Year.

(g)	The Target Annual Station Availability in respect of any Operating Year shall be the aggregate of the Target Annual Unit Availability of all Units in such Operating Year, determined as follows:

TAUA = MGC x OHHP / 2

Where:

TAUA	=	the Target Annual Unit Availability in MWh of such Unit;

MGC	=	the Maximum Generating Capacity in MW of such Unit; and

OHHP	=	the total number of Operating Half Hour Periods in respect of such Unit in such Operating Year (calculated as the total number of Half Hour Periods in such Operating Year less the aggregate of the Planned Maintenance Allowance, the Capital Investment Works Allowance and the Unplanned Outages Allowance for such Unit in such Operating Year).

(h)	For the purposes of Clause 5.3(g), the Maximum Generating Capacity of each Unit shall be as set out in the table in Paragraph 3 of Schedule 1, provided always that if at any time either Party considers the then prevailing Maximum Generating Capacity of any Unit to be inaccurate, such Maximum Generating Capacity shall be tested and agreed between the Parties or, in default of such agreement, determined by the Expert in accordance with Clause 17.

(i)	The Planned Maintenance to be undertaken by EPL during the relevant Operating Year (and each of the two (2) subsequent Operating Years) shall be the best estimate of the Parties (or, in the absence of agreement, of BEPET acting as a Reasonable and Prudent Operator) of such works, prepared on an annual rolling basis from the corresponding information set out in the previous Annual Operating Plan.

(j)	The timing and duration of Seasons and the designation of Working Days and Non-Working Days shall be the best estimate of the Parties (or, in the absence of agreement, of BEPET acting as a Reasonable and Prudent Operator) prepared on an annual rolling basis from the corresponding information set out in the previous Annual Operating Plan.

(k)	BEPET shall no later than thirty (30) Days prior to the first Day of the relevant Operating Year, acting as a Reasonable and Prudent Operator and in the context of BEPET’s overall trading portfolio and the then prevailing wholesale electricity market conditions, determine the timing of the Planned Maintenance.

5.4	Variation of Annual Operating Plan

(a)	In the event that either Party considers at any time that a revision to the then prevailing Annual Operating Plan is necessary or desirable, the Parties shall meet to discuss the matter in good faith. Notwithstanding the foregoing, but subject always to Clause 5.4(b), an agreed Annual Operating Plan shall not be varied without the written agreement of both Parties.

(b)	BEPET shall, acting in accordance with the standards of a Reasonable and Prudent Operator, be entitled during any Operating Year to vary the timing and/or duration of the Planned Maintenance determined by it in accordance with Clause 5.3(k)). If and to the extent that any such variation results directly in EPL incurring increased (or reduced) Operating and Maintenance Costs, then EPL shall use its reasonable endeavours to minimise such increases (or maximise such reductions) and BEPET shall indemnify EPL for any such increase in Operating and Maintenance Costs.

5.5	Timing of Planned Maintenance

EPL shall, in respect of each Unit in each Operating Year, use reasonable endeavours to ensure that:

(a)	the Planned Maintenance is carried out at the times specified by BEPET in accordance with Clause 5.3(k) as may be varied from time to time in accordance with Clause 5.4(b); and

(b)	the timing of capital investment works (including Capital Investment Works) on a Unit overlaps as far as possible with Planned Maintenance on such Unit.

5.6	Instructions and Notifications

(a)	No later than the Wednesday (or, where such Wednesday is not a Business Day, the last Business Day before such Wednesday) immediately preceding the commencement of each seven (7) day period, EPL shall notify BEPET of its good faith best estimate of the availability of each Unit for each Half Hour Period of such seven (7) day period and of the seven (7) day period following thereafter (and, for the purposes of this Clause 5.6(a), each seven (7) day period shall be deemed to commence on a Saturday).

(b)	No later than 1700 hours on the Friday (or, where such Friday is not a Business Day, the last Business Day before such Friday) immediately preceding the commencement of each seven (7) day period, BEPET will instruct EPL in relation to:

(i)	the sulphur content and other specifications of coal that is Approved Fuel; and

(ii)	the details of any other Approved Fuel,

in each case, to be burned during such seven (7) day period (and, for the purposes of this Clause 5.6(b), each seven (7) day period shall be deemed to commence on a Monday).

(c)	No later than 0800 hours on each Day, EPL shall deliver a completed Profile Notice to BEPET in respect of the Day following immediately thereafter. Where a Profile Notice is not received prior to 0800 hours on a Day, in respect of the Day following immediately thereafter, the previous Profile Notice submitted in accordance with this Clause 5.6(c) shall be deemed to have been resubmitted. Where more than one Profile Notice is submitted prior to 0800 hours on a Day, the latest shall be the Profile Notice in respect of the Day following immediately thereafter.

(d)	EPL shall be entitled at any time after delivery of a Profile Notice in accordance with Clause 5.6(c) to reduce the availability of any Unit in respect of such Half Hour Period as set out in such Profile Notice and such Profile Notice shall be deemed to have been amended accordingly for the purposes of this Agreement. EPL shall promptly notify BEPET of any such reduction in the availability of any Unit.

(e)	EPL acknowledges that the timing for delivery of weekly notifications and daily Profile Notices set out in Clauses 5.6(a) to 5.6(c) inclusive respectively reflect BEPET’s reasonable requirements for good faith best estimates of short-term availability in the context of the Industry Documents prevailing at the date of this Agreement and EPL agrees that such timing shall be varied at any time at BEPET’s reasonable request to accommodate any corresponding changes to the prevailing Industry Documents from time to time. In the event that the Parties are unable to agree such variation, the matter shall be referred to an Expert for determination in accordance with Clause 17.

5.7	Constraints on BEPET

Notwithstanding any other provision of this Agreement, EPL shall not be required to operate the Station in accordance with BEPET’s instructions:

(a)	where BEPET has delivered insufficient quantities of Approved Fuel to enable such operation, to the extent of such insufficiency only;

(b)	other than in accordance with the Station Technical Parameters, the Industry Documents, the Consents, the standards of a Reasonable and Prudent Operator and the relevant Profile Notice; or

(c)	where doing so would result in a breach of a Revenue Agreement.

When determining whether BEPET has delivered insufficient quantities of Approved Fuel in accordance with Paragraph (a) above, Approved Fuel stored at the Station at the relevant time shall be taken into account.

5.8	Electricity Sales

(a)	All electricity generated at the Station during the Contract Period (save for electricity supplied by EPL under the Revenue Agreements or under any Industry Document to which EPL is a party) (the “BEPET Electricity”) shall be for the benefit of BEPET and shall be transferred to BEPET under the EPL MVRN.

(b)	BEPET may negotiate and conclude for its own benefit and in its own name any sales, trades or other disposals related to BEPET Electricity on such terms and subject to such conditions as BEPET shall determine in its sole and absolute discretion (each sale, trade or other disposal made by BEPET, being a “Transaction”) and such terms and conditions shall be accepted by EPL as necessary.

(c)	EPL shall, in so far as it is able to do so as a generator with no trading capability, provide all reasonable assistance to BEPET in connection with each Transaction and shall authorise BEPET to take on EPL’s behalf (and BEPET shall take) any action to implement a Transaction as is required to be done by EPL under the Industry Documents, including making any binding or non-binding bid, nomination, notification, instruction, declaration or order, giving any consent, settling or raising any dispute or doing any other thing reasonably necessary so as to enable EPL to generate in accordance with BEPET’s instructions. In so far as it is able to do so under the Industry Documents, BEPET shall be responsible, as principal or under such authorisation, for providing (or procuring the provision of) all price, volume, final physical and other notifications required to be given under the Industry Documents so as to enable EPL to generate in accordance with BEPET’s instructions.

(d)	Subject to, and in accordance with, the Industry Documents, EPL shall promptly pay, or procure the payment of, any income and other receivables paid or payable to it in respect of each Transaction directly to BEPET or into the Revenue Account.

(e)	Nothing in this Clause 5.8 shall entitle BEPET to take any action in relation to the operation and/or maintenance of the Station or to create any legally binding arrangements between EPL and third parties (other than as required under the Industry Documents), save for the giving of instructions to EPL in accordance with this Clause 5.8.

5.9	Ancillary Services

(a)	BEPET shall be entitled to determine the voluntary Ancillary Services to be offered for each Half Hour Period and to instruct EPL to offer such voluntary Ancillary Services to NGC in accordance with the Ancillary Services Agreement and the Industry Documents. Subject to Clause 5.7, EPL shall comply with such instructions.

(b)	Subject to, and in accordance with, the Industry Documents, EPL shall promptly pay, or procure the payment of, any income and other receivables paid or payable to it in respect of the provision of Ancillary Services directly to BEPET or into the Revenue Account.

5.10	Additional Benefits

(a)	EPL shall inform BEPET in writing of any Additional Benefits as soon as reasonably practicable after becoming aware of such Additional Benefits.

(b)	All Additional Benefits arising during the Contract Period shall be for the benefit of BEPET and EPL shall not enter into any contracts for sale, trade or other disposal of any such Additional Benefits with any third party otherwise than in accordance with Clause 5.10(c).

(c)	BEPET shall negotiate and conclude for its own benefit and in its own name (or, to the extent that this is not possible as determined by BEPET in its sole and absolute discretion as a Reasonable and Prudent Operator, EPL’s name) any sales, trades or other disposals related to Additional Benefits during the Contract Period on such terms and subject to such conditions as BEPET shall determine in its sole and absolute discretion (each sale, trade or other disposal made by BEPET or EPL being an “Additional Transaction”) and such terms and conditions shall be accepted and/or executed by EPL as necessary.

(d)	EPL shall, in so far as it is able to do so, provide all reasonable assistance to BEPET in connection with each Additional Transaction and authorise BEPET to take on EPL’s behalf (and BEPET shall take) any action to implement an Additional Transaction as is required to be done by EPL under the Industry Documents or otherwise.

(e)	Subject to, and in accordance with, the Industry Documents, EPL shall promptly pay, or procure the payment of, any income and other receivables paid or payable to it in respect of each Additional Transaction directly to BEPET or into the Revenue Account.

5.11	Cost Saving Measures

EPL shall:

(a)	inform BEPET in writing of any potential Cost Saving Measures as soon as reasonably practicable after becoming aware of such Cost Saving Measures;

(b)	acting as a Reasonable and Prudent Operator, take all steps necessary to implement such Cost Saving Measures, provided that no such steps may be taken without the prior written consent of BEPET; and

(c)	promptly provide BEPET with a forecast of the extent of such Cost Saving Measures in that Operating Year in order that BEPET may properly consider whether a revision to the then prevailing Annual Operating Plan in accordance with Clause 5.4(a) is necessary or desirable.

5.12	Limitations on EPL

EPL shall not enter into any contracts:

(a)	for the sale, trade or other disposal of electricity with any third party (except for the Revenue Agreements and/or as required under the Industry Documents); and

(b)	relating to Additional Benefits or Cost Saving Measures unless instructed to do so by BEPET in accordance with Clause 5.10 and/or 5.11, as the case may be.

5.13	Access, Insurance and Information

(a)	EPL shall grant to BEPET reasonable access to the Station to:

(i)	enable BEPET to exercise its rights and to comply with its obligations under this Agreement; and

(ii)	to monitor the compliance by EPL with its obligations under this Agreement.

(b)	EPL undertakes to comply with its obligations under the Credit Agreement in respect of the Insurances.

(c)	EPL shall provide to BEPET all information which BEPET reasonably requests in relation to the operation, maintenance and performance of the Station, as soon as practicable upon receipt of a request from BEPET to do so.

(d)	Without prejudice to Clause 5.13(c), EPL shall provide BEPET with details of:

(i)	availability forecasts required by NGC under the Industry Documents from time to time;

(ii)	at the end of each week, the despatch levels of the Station during such week and the amount and specification of Approved Fuel (including the amount of Approved Fuel that is coal and the sulphur content of such coal) consumed by the Station during such week; and

(iii)	promptly, as to any despatch or other operating instructions received from NGC or as to any trips or other sudden outages affecting the Station.

6.	FUEL SUPPLY ARRANGEMENTS

6.1	General

BEPET shall procure that sufficient quantities of Approved Fuel are available at the Station to enable EPL to comply with its obligations under this Agreement and under clause 15.17(a) of the Credit Agreement.

6.2	Specification

(a)	The specification of any fuel supplied at the Fuel Delivery Point shall be tested on the day of delivery pursuant to, and in accordance with, the standards agreed between the Parties from time to time (or, in the absence of agreement, as determined by an Expert in accordance with Clause 17 in the context of the technical capability, and the historical consumption, of the relevant fuel at the Station) and approved by the Banks’ Technical Adviser in accordance with the terms of the Credit Agreement. If, when tested, any such fuel:

(i)	conforms to such standards, such fuel shall be Approved Fuel for the purposes of this Agreement; or

(ii)	fails to conform to such standards, EPL shall either accept or reject the same, provided that in the event that EPL accepts such non-conforming fuel, such fuel shall be deemed to be Approved Fuel for the purposes of this Agreement.

(b)	In the event that EPL rejects any non-conforming fuel and is unable to perform some or all of its obligations under this Agreement as a direct result of such rejection, it shall be relieved of any liability for such non-performance and BEPET undertakes to indemnify EPL for any costs incurred by EPL in connection with such rejection.

6.3	Property and Risk

No property in or risk of loss or damage to any Approved Fuel provided (or any other fuel purportedly provided) in accordance with this Clause 6 shall pass to EPL. Nothing in this Agreement will imply, directly or indirectly, any sale or transfer of title or of interest whatsoever in the Approved Fuel (or such other fuel) provided to EPL at the Fuel Delivery Point.

6.4	Rights and Obligations of EPL in respect of Approved Fuel

(a)	EPL shall have such rights and powers in respect of all Approved Fuel as may be required for, and are consistent with, the performance by EPL of its obligations under this Agreement (including such rights and powers in respect of such Approved Fuel as may be required by a Reasonable and Prudent Operator).

(b)	EPL shall exercise the duty of care of a Reasonable and Prudent Operator in respect of Approved Fuel.

6.5	Tax

BEPET shall pay, or cause to be paid, all royalties, Taxes, tariffs, duties, imposts and other sums or charges on or arising in respect of the processing, sale to BEPET, transportation or supply of Approved Fuel delivered in accordance with this Clause 6 and shall indemnify, defend and hold harmless EPL from any claims or actions arising therefrom.

7.	METERING

7.1	Metering and Meter Reading

Metering shall be carried out in accordance with the Industry Documents. Representatives of both Parties shall conduct joint visual readings of the meters at intervals to be agreed following which the Parties shall promptly prepare joint statements recording such readings for the relevant Month, provided that, if either Party fails to conduct such reading, the readings of the Party which conducts such readings shall be conclusive for the purposes of this Agreement.

7.2	Records

Each Party shall keep complete and accurate records of all meter readings and, in the case of EPL, details of all maintenance carried out upon the meters. Such records may be inspected by the other Party during normal business hours upon reasonable advance written notice. Such records will be maintained for a period of five (5) calendar years after their creation and after such five (5) calendar year period shall not be destroyed:

(a)	without giving the other Party thirty (30) Days’ written notice of its intention to destroy such records and, following receipt of a written request from the other Party within such thirty (30) Day period, until such time as a copy of such records has been provided to the other Party (at such other Party’s expense); or

(b)	if the records relate to a dispute which is then currently proceeding.

8.	PAYMENT OF OPERATING AND MAINTENANCE COSTS

BEPET shall settle all Operating and Maintenance Costs that have been approved by EPL for and on behalf of EPL as and when they become due and payable. In addition, BEPET shall pay to EPL on an annual basis an amount equal to the greater of one hundredth of one per cent. (0.01%) of the Operating and Maintenance Costs arising in the preceding Operating Year and £10,000, such amount to be paid within 30 Business Days of the end of the relevant Operating Year.

9.	INVOICING OF OPERATING AND MAINTENANCE COSTS

The payments to be made by BEPET to EPL pursuant to Clause 8 shall be invoiced in accordance with the remaining provisions of this Clause 9.

9.1	Monthly Invoices

On the first day of each Month in each Operating Year, or such other date as the Parties may agree, EPL shall invoice BEPET for the Forecast Operating and Maintenance Costs for that Month.

9.2	Annual Adjustment

No later than 60 Business Days after the Accounting Date in each Operating Year, EPL shall:

(a)	if the Actual Operating and Maintenance Costs for that Operating Year exceed the Forecast Operating and Maintenance Costs for that Operating Year, invoice BEPET; or

(b)	if the Actual Operating and Maintenance Costs for that Operating Year are less that the Forecast Operating and Maintenance Costs for that Operating Year, issue a credit note to BEPET,

in each case, for an amount equal to the difference between the Actual Operating and Maintenance Costs for that Operating Year and the Forecast Operating and Maintenance Costs for that Operating Year.

9.3	Set-Off

Any Operating and Maintenance Costs paid directly by BEPET in accordance with Clause 8 and the amounts set out in any credit note provided by EPL in accordance with Clause 9.2(b) shall be set off against the amounts invoiced by EPL in accordance with Clauses 9.1 and 9.2(a).

9.4	BEPET Monthly Statement

No later than 20 Business Days after the last day of each Month in each Operating Year, BEPET shall deliver a statement to EPL setting out the Monthly Closing Balance.

9.5	Adjustments

Any Settled Amount shall be included in the calculation of the Monthly Closing Balance for the Month in which the Settlement Date falls.

9.6	Corporation Tax

(a)	Subject to Clause 9.6(b), BEPET shall pay all Corporation Tax for and on behalf of EPL in respect of each accounting period ending during the Contract Period (each a “Relevant Period”) as and when such Corporation Tax becomes due and payable.

(b)	To the extent any payment of Corporation Tax made by BEPET in accordance with Clause 9.6(a) is found to be in excess of the amount required to be paid by EPL and a refund of such amount is made to EPL, EPL shall forthwith pay the amount of any such refund to BEPET.

(c)	In relation to any amount which BEPET would otherwise be liable to pay under Clause 9.6(a), BEPET shall have the option at any time to subscribe, or procure that a company within the Group subscribes, for Deferred Shares in EPL in an equivalent amount, on terms that the subscription monies are to be applied in paying the relevant Corporation Tax liability of EPL, and BEPET and EPL shall co-operate to effect the issue and subscription of the relevant Deferred Shares.

9.7	Tax Computations and Returns

(a)	BEPET shall (at its cost) have responsibility for preparing, submitting, negotiating and agreeing with the relevant Competent Authority, all Tax computations and returns of EPL for each Relevant Period.

(b)	EPL shall make such claims, surrenders, disclaimers and elections or give such notice or consent or do such other things in relation to Tax as may be directed by BEPET in relation to each Relevant Period.

(c)	BEPET and EPL shall procure the provision to each other of such information and assistance which each may reasonably require of the other to prepare, submit and agree all Tax computations of EPL that relate to each Relevant Period and shall deliver to each other copies of all correspondence sent to, or received from, any relevant Competent Authority relating to such Tax computations.

(d)	EPL shall take any action BEPET may request to avoid, dispute, resist or compromise (including making and pursuing any appeals or other forms of judicial or administrative recourse available to EPL) any Tax assessment or other claim, demand, determination, notice or other document issued or action taken by or on behalf of a Competent Authority by which EPL is liable or is sought to be made liable to make a payment to the Competent Authority or to another person. BEPET shall indemnify EPL against all losses (including any additional Tax) and all costs and expenses which EPL may incur in connection with the taking of such action.

(e)	BEPET shall have the right to conduct any action referred to in Clause 9.7(d).

(f)	EPL covenants with BEPET that it will take such action (including signing and authorising computations and returns) as is necessary or desirable to give effect to this Clause 9.7.

(g)	The Parties expressly agree that the obligations contained in this Clause 9.7 shall endure beyond the Expiry Date.

10.	CAPITAL INVESTMENT WORKS

10.1	Scheduled Capital Investment Works

(a)	Subject to Clause 10.1(b), EPL shall carry out the Capital Investment Works.

(b)	If at any time, the amount allocated to any Capital Investment Work in a financial year as set out in the Capital Investment Works Schedule, when aggregated with:

(i)	the amount previously spent on Capital Investment Works; and

(ii)	the amount projected to be spent on all Incomplete Capital Investment Works in that financial year,

in each case, as determined at such time, would result in the Annual Capital Investment Works Limit for such financial year being exceeded, EPL shall not carry out such Capital Investment Work without the prior written consent of BEPET.

(c)	Notwithstanding Clause 10.1(b):

(i)	EPL may carry out capital investment works other than those set out in the Capital Investment Works Schedule with the prior written consent of BEPET; and

(ii)	BEPET may require EPL to carry out capital investment works other than those set out in the Capital Investment Works Schedule.

10.2	Payments Towards Capital Investment Works

(a)	EPL shall notify BEPET from time to time of the cost of any capital investment works (including Capital Investment Works) to be undertaken in accordance with Clause 10.1 (each a “Scheduled Capital Investment Work”).

(b)	Subject to Clause 10.2(d), BEPET shall make a payment to EPL in an amount equal to the cost (when due and payable) of each Scheduled Capital Investment Work as part of the consideration for the services to be supplied by EPL to BEPET under this Agreement.

(c)	EPL acknowledges that the payments it receives from BEPET in respect of Scheduled Capital Investment Works shall meet the cost of such Scheduled Capital Investment Works and agrees that it shall not seek to claim capital allowances in respect of the expenditure incurred on such Scheduled Capital Investment Works.

(d)	In relation to any amount which BEPET would otherwise be liable to pay under Clause 10.2(b), BEPET shall have the option at any time to subscribe, or procure that a company within the Group subscribes, for Deferred Shares in EPL in an equivalent amount, on terms that the subscription monies are to be applied in paying the cost of the relevant Scheduled Capital Investment Works.

(e)	In the event that BEPET opts to fund any Scheduled Capital Investment Works in accordance with Clause 10.2(d), BEPET and EPL shall co-operate to effect the issue and subscription of the relevant Deferred Shares and EPL shall instead claim capital allowances or such other reliefs as may be available in respect of the expenditure incurred on the Scheduled Capital Investment Works.

11.	PAYMENT MECHANICS

11.1	Disputed Payments

If any amount or part of any amount is disputed (a “Payment Dispute”), the Parties shall discuss such Payment Dispute in good faith. If such Payment Dispute has not been resolved within ten (10) Business Days either Party may refer the Payment Dispute to an Expert appointed in accordance with Clause 17. In the event of any such referral the Expert shall be required as a condition of his appointment to use reasonable endeavours to reach his decision within ten (10) Business Days of the matter being referred to him. For the avoidance of doubt, any undisputed part payments shall be paid in any event in accordance with the rest of this Clause 11.

11.2	Cleared Funds

Payments to be made under this Agreement by one Party to the other shall be made in Pounds Sterling not later than three (3) Business Days after the date on which they become due and payable and shall be made in immediately available funds free and clear of all deductions or withholdings of any kind except for those required by law, and if any withholding must be made by law, the paying Party will pay that additional amount so that the Party entitled to receive payment receives a net amount equal to what would have been received had there been no withholding. All payments to be made under this Agreement by one Party to the other shall be credited to the Parties’ respective accounts as set out in Schedule 2 or to such other account(s) at such other bank(s) as the Parties shall notify to each other in writing from time to time.

11.3	Interest

Any amount properly due from one Party to the other pursuant to this Agreement and remaining unpaid after the date when payment was due shall bear interest, such interest to accrue from day to day at a rate equal to one three hundred and sixty fifth (1/365th) of the Default Rate from time to time in force (and be compounded monthly), from (and including) the date when payment was due, to (but excluding) the date the amount due (together with all interest) is actually received by the payee.

11.4	Euros

With effect from the date (if any) that the United Kingdom adopts the Euro as its lawful currency in substitution for Pounds Sterling (the “Euro Effective Date”):

(a)	payments falling due under this Agreement on or after the Euro Effective Date shall be made by the payer to the recipient in Euros;

(b)	no payments falling due after the Euro Effective Date which would have been payable in Pounds Sterling under this Agreement but for the adoption of the Euro by the United Kingdom as its lawful currency shall be made in Pounds Sterling or national currency units; and

(c)	on the Euro Effective Date, all amounts stated in Pounds Sterling shall be converted into Euros at the fixed conversion rate provided for by the Laws of England and Wales and, on and after the Euro Effective Date, all amounts required to be calculated in Pounds Sterling shall be calculated in Euros.

12.	VAT

12.1	Definitions

References to any person in connection with VAT shall (where appropriate and unless the context otherwise requires) be construed, at any time where such person is treated as a member of a group for the purposes of sections 43 to 43C of the Value Added Tax Act 1994, to include a reference to the representative member of such group at such time (the term “representative member” to be construed in accordance with the said sections 43 to 43C).

12.2	All Sums Exclusive of VAT

All sums set out in this Agreement or otherwise payable by either Party to the other Party pursuant to this Agreement shall be deemed to be exclusive of any VAT which is chargeable on the supply or supplies for which such sums (or any part thereof) are the whole or part of the consideration for VAT purposes.

12.3	VAT on Supplies

Where, pursuant to the terms of this Agreement, either Party (the “Supplier”) makes a supply to the other Party (the “Recipient”) for VAT purposes and VAT is or becomes chargeable on such supply, the Recipient shall pay to the Supplier (in addition to any other consideration for such supply and at the same time as paying such consideration) a sum equal to the amount of such VAT and the Supplier shall provide the Recipient with a valid tax invoice for VAT purposes promptly against such payment (or otherwise as agreed between the Parties).

12.4	Repayment of Amounts

If:

(a)	either Party has paid any amount in respect of VAT pursuant to Clause 12.3 on the basis that the relevant transaction gave rise to a positive rated supply for VAT purposes, and HM Customs & Excise subsequently determine in writing to the party (the “Payee”) to whom such amount in respect of VAT was paid that such transaction did not give rise to a positive rated supply; or

(b)	either Party has paid any amount in respect of VAT pursuant to Clause 12.3, and HM Customs & Excise subsequently determine in writing to the Payee that such amount was in excess of the amount of VAT properly chargeable on the relevant supply, the Payee shall provide the payer with a valid credit note for VAT purposes and repay to the payer an amount equal to the difference between such amount in respect of VAT and the amount of VAT determined by HM Customs & Excise in writing to the Payee to be properly chargeable in respect of the relevant transaction or on the relevant supply provided that, if either:

(a)	the Payee is required under paragraph 5(2) of Schedule 11 to the Value Added Tax Act 1994 to account to HM Customs & Excise for any amount expressed as VAT in any VAT invoice issued by the Payee to the payer in respect of such transaction or supply; or

(b)	the Payee has already accounted to HM Customs & Excise for VAT in respect of such transaction or supply in an amount equal to such amount in respect of VAT paid by the payer,

the Payee shall only be obliged to repay such difference if and to the extent that it is able to obtain a refund (whether by way of credit or repayment) from HM Customs & Excise in respect of the amount which it is required to account, or the VAT it has accounted, to them as aforesaid, and in such a case, the Payee shall (unless the parties are able to rely on the practice set out in section 18.2.1 of VAT Notice 700 (April 2002 edition)) use its reasonable endeavours to obtain such a refund and shall only be obliged to repay such difference:

(a)	on the day on which it submits the VAT return (or other document) to HM Customs & Excise claiming the refund (where the refund is by way of credit only); or

(b)	within 3 Business Days after it receives the payment from HM Customs & Excise which discharges the refund (where the refund is by way of repayment only or by way of both credit and repayment).

12.5	Reimbursements and VAT

Where, pursuant to the terms of this Agreement, either Party (the “Reimbursed Party”) is reimbursed or indemnified by the other Party (the “Payer”) any sum in respect of any cost or expense and the cost or expense includes an amount in respect of VAT (the “VAT Element”), the Payer shall in addition pay to the Reimbursed Party in respect of VAT:

(a)	to the extent that such cost or expense has been incurred in respect of any supply of goods or services to the Reimbursed Party, including a supply made to such Reimbursed Party (acting as agent) in accordance with section 47 of the Value Added Tax Act 1994, a sum equal to the proportion of the VAT Element (as notified by the Reimbursed Party to the Payer) that such Reimbursed Party is not entitled to recover (by way of credit or repayment) from HM Customs & Excise (such amount so notified to be subject to review by an independent VAT auditor at the request of the Payer); and

(b)	to the extent that such reimbursement or indemnity is in respect of a disbursement (within the meaning of VAT Notice 700) made by such Reimbursed Party as agent for the Payer, except where the relevant supply has been made to such

Reimbursed Party (acting as agent) in accordance with section 47 of the Value Added Tax Act 1994, such amount as equals the whole of the VAT Element,

and where a sum equal to the VAT Element has been reimbursed or indemnified to any Reimbursed Party pursuant to sub-clause (b) above, such Reimbursed Party shall use reasonable endeavours to procure the provision of a valid VAT invoice for VAT purposes in respect of the supply to which the relevant amount relates, that is to say a VAT invoice naming the Payer as the recipient of the supply and issued by the person making the supply.

13.	EXCLUSIVE REMEDY

13.1	Where, in this Agreement, a specific remedy is expressly provided to apply in any given situation, that remedy shall, unless the contrary is stated, be deemed to be the sole remedy of the relevant Party in that situation, and that Party hereby waives all other remedies whatsoever which it might have in respect thereof.

13.2	No Party shall owe or incur any liability whatsoever to the other Party (whether in contract or in tort, including negligence, or otherwise howsoever and irrespective of negligence and/or breach of duty, statutory or otherwise) for:

(a)	loss of profit or revenue, loss of use, loss of contract or other business opportunity, loss of goodwill, loss from failure of or delay in production or increased cost of working; or

(b)	any indirect or consequential losses or consequential damages,

sustained as a result of any act or omission (including a party’s contractors, sub-contractors, agents, employees or representatives) under this Agreement.

14.	EVENTS OF DEFAULT

14.1	Events Constituting Events of Default

The occurrence of any one or more of the following events and/or circumstances in respect of either Party shall be an event of default and that Party shall be the “Defaulting Party”:

(a)	the making of an order of a competent court or the passing of an effective resolution for winding up or dissolution of the Defaulting Party other than for the purpose of a reconstruction or amalgamation previously approved in writing by the other Party, such approval not to be unreasonably withheld or delayed;

(b)	the initiation of proceedings under any applicable bankruptcy, reorganisation, composition or insolvency law by (in respect of itself) or against the Defaulting Party, provided that such proceedings have not been discharged or stayed within thirty (30) Business Days, or the appointment of an administrator or a receiver in respect of it or all or any part of the undertaking or any property, assets or revenues of the Defaulting Party;

(c)	any steps are taken under Clause 18 of the Credit Agreement (in which case EPL shall be the Defaulting Party);

(d)	the default by the Defaulting Party in the punctual payment of any amount properly due and payable by it to the Non-Defaulting Party under this Agreement (which shall not include amounts disputed in accordance with Clause 11) and such amount remains unpaid at the expiry of twenty (20) Business Days following the date upon which it receives written notice from the Non-Defaulting Party that such amount remains unpaid;

(e)	a breach by the Defaulting Party of one or more of its obligations under this Agreement which is material in the context of this Agreement overall unless, if that breach continues to be material and is capable of remedy within forty-five (45) Business Days, such breach has been remedied within forty-five (45) Business Days after written notice of that breach has been received by the Defaulting Party; and/or

(f)	any representation made or warranty given by the Defaulting Party pursuant to Clause 3 being or proving to have been materially incorrect or materially misleading when made, provided that no event of default will occur if the representation made or warranty given by the Defaulting Party is not materially incorrect or materially misleading when repeated forty-five (45) Business Days after the date on which the Defaulting Party receives written notice from the Non-Defaulting Party that such representation made or warranty given was materially incorrect or materially misleading when made.

14.2	Notice of Event of Default

Each Party undertakes with the other that it will promptly provide written notice to the other (a “Default Notice”) of any occurrence which constitutes (or may constitute) an event of default in respect of it. Upon an event of default referred to in Clause 14.1 occurring in respect of either Party, the Non-Defaulting Party may elect to terminate this Agreement by delivery of a written notice to the Defaulting Party, whereupon this Agreement shall terminate.

14.3	Consequences of Termination

Termination of this Agreement shall not affect any rights, obligations and/or liabilities which have accrued prior to or arise out of such termination. Other than the Parties rights and obligations under Clauses 9.7 and 17, each Party’s further rights and obligations shall cease immediately on termination.

15.	FORCE MAJEURE

15.1	General

(a)	EPL shall not be in breach of an obligation under this Agreement for so long as, and to the extent that, performance of such obligation is and continues to be prevented by Force Majeure, provided that Force Majeure shall not entitle EPL to withhold any payment which was due and payable prior to the occurrence of the relevant event of Force Majeure.

(b)	BEPET shall not be in breach of an obligation under this Agreement for so long as, and to the extent that, performance of such obligation (other than those that relate to payment) is and continues to be prevented by Force Majeure.

15.2	Obligation Diligently to Cure Force Majeure

If either Party claims Force Majeure as a basis for being excused from performance of its obligations under this Agreement, then that Party shall:

(a)	provide prompt notice to the other Party of the occurrence of the event or condition giving rise to Force Majeure, giving an estimation of its expected duration and the probable impact on the performance of its obligations hereunder;

(b)	expeditiously take action to correct or cure the event or condition giving rise to Force Majeure (to the extent that it is able to do so); and

(c)	provide regular notices to the other Party with respect to its actions and plans for actions in accordance with Clause 15.2(a) and (b) above and prompt notice to the other Party of the cessation of the Force Majeure.

15.3	Effect of Force Majeure on BEPET

For so long as and to the extent that EPL is excused from performing its obligations under this Agreement due to an event of Force Majeure, BEPET shall also be excused from performing its obligations under this Agreement, provided always that nothing in this Clause 15.3 shall relieve BEPET of its liability to make payments to EPL during a period of Force Majeure pursuant to Clauses 8 and 9.

16.	ASSIGNMENT AND TRANSFER

Neither Party shall be entitled to assign any of its rights or transfer any of its obligations under this Agreement without the prior written consent of the other Party, provided always that:

(a)	BEPET may assign any of its rights or transfer any of its obligations under this Agreement to any of its Affiliates with the prior consent of EPL (such consent not to be unreasonably withheld or delayed); and

(b)	EPL may assign by way of security and/or charge any of its rights or transfer any of its obligations under this Agreement to the Security Trustee.

17.	DISPUTE RESOLUTION

17.1	Disputes Procedure

The Parties shall attempt in good faith to resolve any dispute or difference arising out of or in relation to this Agreement through negotiations between a director of each of the Parties who has been given authority to settle the relevant dispute.

If the dispute cannot be settled amicably within fourteen (14) Days (or such other date as may be provided for by this Agreement in relation to a particular dispute) from the date on which either Party has served written notice on the other of the dispute then any dispute or difference concerning any primarily technical matter arising out of or in the course of this Agreement or which is referred to an Expert under this Agreement shall be referred to an Expert to be appointed in accordance with Clause 17.2 and all other disputes or differences shall be subject to the exclusive jurisdiction of the High Court.

17.2	Expert

(a)	Where any matter is referred to an Expert in accordance with this Clause 17, the Expert shall be appointed by the Parties, or in default of agreement upon such appointment within seven (7) Days of a Party notifying the other Party of its decision to refer the matter to an Expert, by the President of the Electricity Arbitration Association.

(b)	The Expert shall have power (in relation to changes to this Agreement referred to the Expert in default of agreement between the Parties) to order changes to this Agreement which are binding on the Parties.

17.3	Decisions of Expert

The Expert shall make his decision only in relation to matters expressly referable to him as Expert by the terms of this Agreement and within the field of his competency and shall have no discretion to come to any decision on any other matter except with the prior agreement of both Parties. The Expert shall give his decisions in writing. In the absence of manifest error, the decision of the Expert shall be final, conclusive and binding upon the Parties.

17.4	Miscellaneous

The Expert may appoint advisers having appropriate qualifications and experience whose services are desirable to assist him in considering the matter referred to the Expert. The costs of the Expert and any advisers shall be borne by BEPET. The Parties shall give the Expert all the information and assistance that he may reasonably require. The Expert shall be requested to use all reasonable endeavours to reach his decision within ten (10) Business Days of the matter being referred to him.

17.5	Performance to Continue During Dispute

Performance of this Agreement shall continue notwithstanding any dispute or difference having been referred to an Expert pursuant to this Clause 17 or being litigated and neither Party shall withhold any undisputed payment or undisputed part of any payment.

18.	CONFIDENTIALITY AND ANNOUNCEMENTS

18.1	General Restriction

Subject to the exceptions set out in Clause 18.2, neither Party shall, at any time, whether before or after the Expiry Date, without the consent of the other Party, divulge or suffer or permit its officers, employees, agents or contractors to divulge to any person (other than to any of its or their respective officers or employees or Affiliates who require the same to enable them properly to carry out their duties) any of the contents of this Agreement or any commercially confidential information relating to the negotiations concerning the same or any commercially confidential information which may come to a Party’s knowledge in the course of such negotiations or otherwise concerning the operations, contracts, commercial or financial arrangements or affairs of the other Party.

18.2	Exceptions

The restrictions imposed by Clause 18.1 shall not apply to the disclosure of any information:

(a)	which can be shown by the Party seeking to rely on this Clause 18.2(a) now or hereafter to have come into the public domain otherwise than as a result of a breach of an undertaking of confidentiality or to be obtainable with no more than reasonable diligence from sources other than the Parties to this Agreement;

(b)	which is required by law;

(c)	which is required to be disclosed by the regulations of any recognised exchange upon which the share or loan capital of the Party (or any Affiliate thereof) making the disclosure is or is proposed to be from time to time listed or traded;

(d)	to a court, arbitrator, administrative tribunal or Expert in the course of proceedings before it to which the disclosing Party (or any of its Affiliates) is a Party;

(e)	in accordance with the provisions of the Industry Documents or pursuant to any licence granted under the Electricity Act to the Party (or any of its Affiliates) concerned;

(f)	to any consultants, bankers, financiers, insurers, auditors or advisers to the disclosing Party (or any of its Affiliates) provided that they are under an equivalent obligation of confidence to the disclosing Party (or any of its Affiliates); or

(g)	to the extent required pursuant to the Restructuring and/or the Finance Documents.

18.3	Public Announcements

No public announcement or statement regarding the signature, performance or termination of this Agreement shall be issued or made unless before then both the Parties have been furnished with a copy of it and have approved it (such approval not to be unreasonably withheld or delayed), provided always that neither Party nor any Affiliate shall be prohibited from issuing or making any such public announcement or statement if it is necessary to do so in order to comply with any applicable law or the regulations of any recognised stock exchange upon which the share or loan capital of such Party or any Affiliate is from time to time listed or traded or to the extent otherwise required pursuant to the Restructuring.

19.	INDUSTRY CHANGE AND ILLEGALITY

19.1	General

In the event that:

(a)	the arrangements for the sale, purchase or transmission of electricity which are embodied in any of the Industry Documents are modified or suspended or permanently cease to apply prior to the Expiry Date; or

(b)	a material provision of this Agreement becomes invalid, illegal or unenforceable,

(in each case, a “Relevant Event”), with the effect that it becomes impossible to give effect to this Agreement, the provisions of this Clause 19 shall apply.

19.2	Negotiation of New Agreement

(a)	Promptly upon a Party becoming aware of the occurrence or potential occurrence of a Relevant Event, each Party shall use its reasonable endeavours to negotiate in good faith and settle within thirty (30) Days an agreement which as closely as possible reflects the financial and commercial intent of the Parties under this Agreement, and which (in the case of a Relevant Event described in Clause 19.1(a)) reflects the impact of the Relevant Event.

(b)	The term of the new agreement shall:

(i)	commence on the date on which a new agreement is settled in accordance with this Clause 19; and

(ii)	terminate on the Expiry Date.

(c)	Pending execution of the new agreement the Parties shall make such payments to each other as will ensure that each Party receives the net equivalent of the payments which would have been due to it hereunder in respect of each Month had the Relevant Event not occurred and, if the amount of such payments has not been agreed or determined prior to the date of the Relevant Event, the Parties will make such adjustments between themselves as will ensure that the Parties are in the same overall net financial position as they would have been in had the amount of such payments been agreed or determined prior to the Relevant Date.

19.3	Expert Determination

(a)	If the Parties fail to agree any matter requiring agreement between them under this Clause 19, either party may refer such matter to an Expert for resolution in accordance with the provisions of Clause 17.

(b)	Without prejudice to the other provisions of this Agreement and for the purposes only of an Expert determination under this Clause 19, the Parties hereby acknowledge that their financial and commercial intent under this Agreement is that:

(i)	subject to and to the extent of EPL:

(1)	not being in Wilful Default, or grossly negligent in the performance, of its obligations under this Agreement;

(2)	operating and maintaining the Station as a Reasonable and Prudent Operator;

(3)	operating the Station in accordance with BEPET’s instructions (provided always that BEPET provides sufficient quantities of Approved Fuel for EPL to do so), the Station Technical Parameters, the Industry Documents and the Consents;

(4)	(subject to the Revenue Agreements) making the Station available to BEPET for the generation, transmission and sale of electricity;

(5)	making available any Additional Benefits to BEPET;

(6)	paying or procuring the payment of any income or other receivables payable to EPL under the Revenue Agreements; and

(7)	implementing any Cost Saving Measures,

   BEPET shall:

(1)	settle all Operating and Maintenance Costs as and when such Operating and Maintenance Costs become due and payable;

(2)	pay all EPL’s Corporation Tax as and when such Corporation Tax becomes due and payable;

(3)	make payments to EPL in respect of Capital Investment Works; and

(4)	make available to EPL Approved Fuel for tolling through the Station; and

(ii)	(subject to the Revenue Agreements) BEPET will be entitled to sell, trade or dispose of all electricity generated at the Station and to receive either directly or indirectly from EPL all income and other receivables relating to any such sale, trade or disposal.

20.	MISCELLANEOUS PROVISIONS

20.1	Further Assurance

Each Party shall, and shall use its reasonable endeavours to procure that any necessary third party shall, promptly at the request and expense of the other Party, execute such documents and do such acts and things as such other Party may reasonably require for the purpose of giving to such other Party the full benefit of all the provisions of this Agreement.

20.2	Waivers of Rights

No delay by, or omission of, either Party in exercising any right, power, privilege or remedy under this Agreement shall operate to impair such right, power, privilege or remedy or be construed as a waiver thereof. Any single or partial exercise of any such right, power, privilege or remedy shall not preclude any other or further exercise thereof or the exercise of any other right, power, privilege or remedy.

20.3	Notices

(a)	Save as otherwise expressly provided in this Agreement, any notice or other communication to be given by one Party to the other Party under, or in connection with the matters contemplated by, this Agreement shall be addressed to the recipient and sent to the address or fax number of such other Party as set out in Schedule 2 or such other address or fax number as the other Party may notify by not less than five (5) Business Days’ notice.

(b)	Save as otherwise expressly provided in this Agreement, any notice or other communication to be given by one Party to the other Party under, or in connection with the matters contemplated by, this Agreement shall be in writing and shall be given by letter delivered by hand or sent by first class prepaid post (airmail if overseas) or facsimile, and shall be deemed to have been received:

(i)	in the case of delivery by hand, when delivered;

(ii)	in the case of first class prepaid post, on the second (2nd) Business Day following the Day of posting or, if sent airmail from overseas, on the fifth (5th) Business Day following the Day of posting;

(iii)	in the case of facsimile, on acknowledgement by the addressee’s facsimile receiving equipment where such acknowledgement occurs before 1700 hours on a Business Day; or

(iv)	in any other case on the Business Day following the Day of acknowledgement by the Party receiving such notice.

(c)	Each notice, acknowledgement, certificate or other document to be given by a Party hereunder shall be in the English language.

20.4	Entire Contract

Except as otherwise expressly agreed, this Agreement and the documents referred to in it supersede all previous agreements and understandings between the Parties with respect to the matters contained in this Agreement and expressly exclude any warranty, condition or other undertaking implied at law or by custom and each of the Parties acknowledges and confirms that it does not enter into this Agreement in reliance on any representation, warranty or other undertaking given prior to signing that is not fully reflected in the terms of this Agreement or the documents referred to in it and each Party waives all rights and remedies which, but for this Clause 20.4, might otherwise be available to it is respect of any such representation, warranty or other undertaking and whether negligently or innocently made, provided always that nothing in this Clause 20.4 shall limit or exclude any liability for fraud.

20.5	Variation

Subject to Clause 17, any variation to this Agreement shall only be binding if reduced to writing and signed by duly authorised representatives of both Parties.

20.6	Governing Law and Jurisdiction

(a)	This Agreement and any dispute, controversy, proceedings or claim of whatever nature arising out of, or in any way relating to, this Agreement and its formation (a “Dispute”) shall be governed by and construed in accordance with English law.

(b)	The courts of England shall have exclusive jurisdiction to hear and determine any Dispute (including a dispute regarding the existence, validity or termination of this Agreement or the consequences of its nullity).

(c)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes between them and, accordingly, that they will not argue to the contrary.

(d)	The Parties agree that the documents which start any proceedings relating to a Dispute (“Proceedings”) and any other documents required to be served in relation to those Proceedings may be served on the Parties in accordance with Clause 20.3. These documents may, however, be served in any other manner allowed by law.

(e)	This Clause 20.6 applies to all Proceedings wherever started.

AS WITNESS the hands of the Parties (or their duly authorised representatives) on the date stated at the beginning of this Agreement.

Signed by	)
for and on behalf of	)

EGGBOROUGH POWER	)
LIMITED	)	ROBERT ARMOUR
in the presence of	)

Signed by	)
for and on behalf of	)
BRITISH ENERGY	)
POWER AND ENERGY	)
TRADING LIMITED	)	ROBERT ARMOUR
in the presence of	)

Schedule 1

INITIAL ANNUAL OPERATING PLAN

1.	Station Operating Budget

The Station Operating Budget for the first Operating Year comprises the following (at [•] prices).

Item	Annual Operating	Rolling Estimate
Year to 31 March	2005	2006	2007
Salaries
Consumables Costs (Process & Start-Up)
Ash/Waste Disposal
Business Services & Support Costs
Industry Document Costs (Use of System)
Insurance
Rates
Overhaul
Routine Repairs
Legal Costs
Other Costs
TOTAL

2.	Planned Maintenance Allowance (P), Capital Investment Works Allowance (C) and Unplanned Outage Allowance (U) (in Half Hour Periods).

Operating Year Ending 31 March	Unit 1			Unit 2			Unit 3			Unit 4
2005 (estimate)	P	C	U	P	C	U	P	C	U	P	C	U
2006 (estimate)

Planned Maintenance
Unit	Dates	Days
1
2
3
4
TOTAL

Capital Investment Works
Unit	Dates	Days
1
2
3
4
TOTAL

3.	Target Annual Unit Availability and Target Annual Station Availability

Item	Unit 1	Unit 2	Unit 3	Unit 4
Maximum Generating Capacity
Operating Half Hour Periods
Target Annual Unit Availability

The Target Annual Station Availability shall be [•] MWh.

Schedule 2

DETAILS FOR NOTICES

1.	British Energy Power and Energy Trading Limited

1.1	Notices:

	For operational matters:	For all other matters:

	Barnett Way	3 Redwood Crescent
	Barnwood	Peel Park
	Gloucester	East Kilbride, G74 5PR
Gloucestershire, GL4 3RS

	Telephone:************************	Telephone: 01355 594 020
	Facsimile:********************	Facsimile: 01355 594 022

	Attention: Director of Power an Energy Trading	Attention: Corporate Affairs Director and Company Secretary

With a copy to: Director of Power and Energy Trading

2.	Eggborough Power Limited

2.1	Notices:

	For operational matters:	For all other matters:

	Eggborough Power Station	Barnett Way
	Eggborough	Barnwood
	Goole, DN14 0BS	Gloucester
Gloucestershire, GL4 3RS

	Telephone:*********************	Telephone: 01355 594 020
	Facsimile:*********************	Facsimile: 01355 594 022

	Attention: Station Manager	Attention: Corporate Affairs Director and Company Secretary

****	indicates material omitted and filed separately with the Commission.

Schedule 3

PROFILE NOTICE

1.	Date Issued:

2.	Availability (MWh):

Date	Half Hour Period Ending	Unit 1	Unit 2	Unit 3	Unit 4
[PN Date]	2130	[ ]	[ ]	[ ]	[ ]
	2200	[ ]	[ ]	[ ]	[ ]
	2230	[ ]	[ ]	[ ]	[ ]
	2300	[ ]	[ ]	[ ]	[ ]
	2330	[ ]	[ ]	[ ]	[ ]
	2400	[ ]	[ ]	[ ]	[ ]

[PN Date + 1]	0030	[ ]	[ ]	[ ]	[ ]
	0100	[ ]	[ ]	[ ]	[ ]

	2330	[ ]	[ ]	[ ]	[ ]
	2400	[ ]	[ ]	[ ]	[ ]

[PN Date + 2]	0030	[ ]	[ ]	[ ]	[ ]
	0100	[ ]	[ ]	[ ]	[ ]

	2330	[ ]	[ ]	[ ]	[ ]
	2400	[ ]	[ ]	[ ]	[ ]

3.	Changes to Seasonal Availability Profile:

4.	Special Instructions:

Schedule 4

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****	indicates material omitted and filed separately with the Commission.

4.	************************	***************** ***************** ***************** ***********	***************** ***************** ***************** ***********	***************** ***************** ***************** ***********	***************** ***************** ***************** ***********

5.	************************** ******************** *******************	*********** ***************** **********	*********** ***************** **********	*********** ***************** **********	*********** ***************** **********

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7.	**************************	***	***	***	***

****	indicates material omitted and filed separately with the Commission.